Exhibit 99.1

FOR IMMEDIATE RELEASE:	Contact:
August 3, 2004	Amy Finan
6:00 am EDT	Senior Director, Corporate
Communications & Industry Relations
240.864.2640 or 240.413.3300

ENTREMED REPORTS SECOND QUARTER 2004 RESULTS

EntreMed President & CEO James S. Burns
Appointed to Company’s Board of Directors

     Rockville, MD. – August 3, 2004 – EntreMed, Inc. (NASDAQ:ENMD), a clinical-stage biopharmaceutical company developing therapeutics primarily for the treatment of cancer, today reported results for the three and six-month periods ending June 30, 2004. The Company also announced that James S. Burns, EntreMed President and Chief Executive Officer, has joined the Company’s Board of Directors.

     The Company reported a net loss for the second quarter of 2004 of ($4.2million), or ($0.12) per share. This compares with a net loss of ($5.3 million), or ($0.19) per share, for the same period last year. Revenues for the second quarter 2004 were approximately $139,000 versus $286,000 for the comparable period a year ago.

     EntreMed’s reported net loss for the first six months of 2004 was ($9.2 million), or ($0.26) per share as compared to ($8.95 million) or ($0.36) per share for 2003. For the six months ending June 30, 2004, revenues were approximately $237,000 versus $800,000 for 2003.

     As of June 30, 2004, EntreMed had cash and short-term investments of approximately $26.4 million.

     James S. Burns, EntreMed President and Chief Executive Officer, commented, “The second quarter results reflect our continuing effort to conserve cash in preparation for further Panzem® clinical trials scheduled to begin in early 2005 and to fund promising programs in EntreMed’s pipeline.”

     Commenting on Mr. Burns’s appointment to the EntreMed Board of Directors, Board Chairman Michael Tarnow stated, “Since Jim joined EntreMed in June as President and CEO, he has put his strategic, business development and general management experience into action. Now, with Jim as a Director, the Company is in the position to further utilize his 25 years of experience in the pharmaceutical and biotech industries as we move towards commercializing our pipeline.”

     EntreMed will hold a conference call today at 11:00 am EDT to present the 2004 second quarter results. A live webcast of the conference call will be available online at www.entremed.com; please log onto EntreMed’s website at least ten minutes prior to the start of the event and follow the instructions.

(Financial Table Attached)

About James S. Burns, MS, MBA
 Prior to joining EntreMed in June 2004 as President and CEO, Mr. Burns co-founded and served as Executive Vice President and President of MedPointe Pharmaceuticals, a specialty pharmaceutical company with annual sales of $400 million that develops, markets and sells branded prescription pharmaceuticals. He also served as Managing Director of MedPointe Capital Partners that led a $500 million leveraged buyout of the Carter-Wallace healthcare businesses to form MedPointe.

From 1993 to 1999, Mr. Burns served as a founder, Chairman, President and CEO of Osiris Therapeutics, Inc., a privately held biotech company developing therapeutic stem cell products for the regeneration of damaged or diseased tissues. From 1986-1992, he was Vice Chairman of HealthCare Investment Corporation and a founding General Partner with Healthcare Ventures, a venture capital partnership specializing in forming companies built around new pharmaceutical and biotechnology products. From 1981-1986, Mr. Burns served as Group President and as Vice President for the Laboratory Products Group with Becton Dickinson and Company. Previously, he was a Vice President and Partner at Booz Allen & Hamilton, Inc., a multinational consulting firm.

Mr. Burns is a Director of the Maryland Technology Development Corporation (TEDCO), a Trustee of the University of Maryland Biotechnology Institute, and a Director of the American Type Culture Collection (ATCC). He earned his BS and MS degrees in biological sciences from the University of Illinois and an MBA degree from DePaul University.

About EntreMed
 EntreMed, Inc. (NASDAQ: ENMD) is a clinical-stage biopharmaceutical company developing therapeutic candidates primarily for the treatment of cancer. Panzem®, the Company’s lead drug candidate, is currently in clinical trials for cancer, as well as in discovery and preclinical development for indications outside of oncology. EntreMed’s research and development programs are designed to develop new molecules based on cell cycle regulation, inflammation and angiogenesis – processes vital to the treatment of multiple diseases, including cancer. These programs have led to the identification of new therapeutic candidates, including inhibitors of the tissue factor pathway and the proteinase activated receptor-2 (PAR-2). Based on these targets, EntreMed has developed potential drug candidates for either in-house development or external partnering. For further information, visit the Company’s website at www.entremed.com.

Forward Looking Statements
 This release contains, and other statements that EntreMed may make may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are typically identified by words or phrases such as “believe,” “feel,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “target,” “assume,” “goal,” “objective,” “plan,” “remain,” “seek,” “trend,” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and EntreMed assumes no duty to update forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in EntreMed’s Securities and Exchange Commission filings under “Risk Factors,” including risks relating to EntreMed’s need for additional capital and the uncertainty of additional funding; the early-stage products under development; uncertainties relating to clinical trials; our success in the further clinical development Panzem®; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company’s proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).

-more-

ENTREMED, INC.

SUMMARY OF OPERATING RESULTS

Three Months Ended
June 30,
	2004	2003
Total revenues	$139,380	$285,988
Research and development	2,484,426	3,918,915
General and administrative	1,963,410	1,674,517
Net loss	(4,247,723)	(5,258,898)
Net loss per share (basic)	$(0.12)	$(0.19)
attributable to common shareholders
Weighted average number of shares outstanding (basic)	36,985,476	28,583,985

Six Months Ended
June 30,
	2004	2003
Total revenues	$237,347	$799,535
Research and development	5,541,396	6,549,521
General and administrative	4,056,351	3,301,721
Net loss	(9,215,073)	(8,949,514)
Net loss per share (basic)	$(0.26)	$(0.36)
attributable to common shareholders
Weighted average number of shares outstanding (basic)	36,979,244	26,506,440

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